Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is by and between Zebra Technologies Corporation, a corporation incorporated under the laws of Delaware, with its principal place of business in Vernon Hills, Illinois (the “Company”), and Bruce Ralph (the “Executive”).

WHEREAS, the Company (which hereinafter also includes subsidiaries of the Company) desires to assure itself of the services of Executive, and Executive is willing to serve in the employ of the Company on a full-time basis, all in accordance with the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the Company and Executive hereby agree as follows:

I.                                         At-Will Employment

Executive understands and agrees that he is an at-will employee, and Executive and the Company can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Section V of this Agreement.  Nothing contained in this or any other agreement shall alter the at-will relationship.

II.                                     Position, Duties, and Responsibilities

A.                                   Duties.  Executive shall report directly to the Chief Executive Officer of the Company, and he shall perform the duties, and bear the responsibilities, associated with his position as well as duties and responsibilities as directed from time to time by the Chief Executive Officer of the Company.

B.                                     Faithful Performance.  While employed by the Company, Executive shall faithfully, loyally, and to the best of his ability perform his duties under this Agreement and those duties assigned to him.  Executive shall devote one hundred percent (100%) of his full business time to the affairs of the Company (excluding periods of vacation and sick leave).  Executive shall use his reasonable efforts to promote the interests of the Company.  Notwithstanding the foregoing, Executive may, devote reasonable periods of time, in accordance with the policies of the Company, (1) serving on the board of directors of other corporations with the prior written approval of the Chief Executive Officer of the Company, (2) serving in a position of authority for, or on a committee, the board of directors or a similar governing body of, a charitable or community-based organization after the Executive provides prior written notice of such activities to the Chief Executive Officer of the Company and so long as such activities do not reflect poorly on the Company, and (3) managing his personal business and investment activities; provided that none of the activities described in subsections (1) – (3) individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement.

III.                                 Compensation

A.                                   Base Salary.  The Company shall pay Executive in accordance with the normal payroll practices of the Company a gross annual salary at a rate of $220,000 per year (“Base Salary”), commencing on the Effective Date.  The Base Salary shall be reviewed at least annually, in light of competitive data, the Company’s performance, and Executive’s performance, and may be increased or decreased from time to time as shall be determined by the Chief Executive Officer, and once such Base Salary shall have been increased or decreased, it shall thereafter be treated for all purposes of this Agreement as Executive’s Base Salary.  Unless specifically agreed to in writing by the Company and the Executive, any increase or decrease in Base Salary shall not limit or reduce any other obligation of the Company or Executive under this Agreement.

B.                                     Stock Option Grant.  Pursuant to a Stock Option Agreement, the Company shall grant Executive a stock option grant of the Company’s Class A Common Stock with a grant value of seven hundred thousand dollars ($700,000) after Executive has been hired.  The number of shares is to be determined based on the closing price of the Company’s stock, as listed on NASDAQ, following the conclusion of Executive’s first day of employment.  Additionally, if Executive successfully reaches the performance goals set by the Company for his first year of employment, the Company will grant Executive a stock option grant of the Company’s Class A Common Stock with a grant value of not less than three hundred thousand dollars ($300,000).  The number of shares is to be determined based on the closing price of the Company’s stock, as listed on NASDAQ, following the conclusion of the one-year anniversary date of Executive’s employment or on such earlier date as may be determined by the Compensation Committee of the Company’s Board of Directors.  Upon each such grant of stock options, the Company shall provide Executive with a separate Stock Option Agreement which will describe the terms and conditions of the stock option grant.

C.                                     Bonus.  In 2006, Executive also shall be eligible for a bonus based on various factors in accordance with the Company’s 2005 Management Bonus Plan, with a target payout opportunity of 40% of Base Salary (which bonus shall be calculated as if Executive earned the Base Salary for the entire 2005 calendar year).

IV.                                Benefits

A.                                   Incentive, Savings and Retirement Plans.  In addition to Base Salary, and bonus described above, Executive, while employed by the Company, shall be entitled to participate in the Company’s deferred compensation plan, employee stock purchase plan, a 401(k) plan, the Zebra Technologies Corporation Profit Sharing & Savings Plan, and all such other incentive, savings, and retirement plans, practices, policies and programs, on terms not less favorable than those applicable to other similarly situated senior executives of the Company, and in accordance with such terms as in effect from time to time.

B.                                     Welfare Benefits.  While employed by the Company, Executive shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, dental, disability, group life, optional supplemental life, accidental death and dismemberment, deferred compensation, dependent care, and long-term care plans and programs) on terms not less favorable than those applicable to other similarly situated senior executives of the Company, and in accordance with such terms as in effect from time to time.

C.                                     Fringe Benefits.  While employed by the Company, Executive shall be entitled to fringe benefits on terms not less favorable than those available to other similarly situated senior executives of the Company.

D.                                    Stock Option Plan.  While employed by the Company, Executive shall be entitled to participate in the Zebra Technologies Corporation 1997 Stock Option Plan or any successor plan in accordance with the terms of the plan, and pursuant to the terms of Executive’s separate written Stock Option Agreements.

E.                                      Vacation.  While employed by the Company, Executive shall be entitled to paid vacation in the amount of four (4) weeks per year.  Vacation entitlements not taken during the course of the year will not be paid and such vacation time will not carry over from year to year.

F.                                      Expenses.  While employed by the Company, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by Executive, in accordance with the practices and policies applicable to other senior executives of the Company, including professional and service company dues, journal subscriptions, educational seminars, conferences, and symposiums.  Executive shall be entitled to receive prompt reimbursement for travel expenses incurred in connection with the performance of his duties under this Agreement.  To receive reimbursement, Executive shall submit to the Company such vouchers or expense statements that reasonably evidence expenses incurred in accordance with the Company’s travel and expense reimbursement policy as applicable to other similarly situated senior executives of the Company.

G.                                     Right to Change Plans.  Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the right of the Company, in its sole discretion, to amend, discontinue, substitute, or maintain any benefit plan, program, or perquisite.

V.                                    Termination

A.                                   Events of Termination.  Executive’s employment may and shall be terminated upon the occurrence of any of the following:

(1)                                  Death of Executive;

(2)                                  Executive’s Disability (as defined herein);

(3)                                  the termination of employment by Executive other than for Good Reason;

(4)                                  the termination of Executive by the Company for Cause (as defined herein);

(5)                                  the termination of Executive by the Company other than for Cause; or

(6)                                  the termination of employment by Executive for Good Reason.

The term “Disability” means a mental or physical condition which, in the opinion of the Company, with or without reasonable accommodation, renders Executive unable or incompetent to carry out the material work responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician selected in good faith by the Company, is expected to last for a duration in excess of an additional three (3) months.

The term “Cause” means any one of the following:

(i)                                     Executive’s commission or conviction of, or admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a misdemeanor involving fraud, dishonesty or an act of moral turpitude;

(ii)                                  Executive’s loss of any professional license required to perform his duties under this Agreement;

(iii)                               Executive’s breach of this Agreement;

(iv)                              Executive’s violation of any law or Company policy, regardless of whether within or outside the scope of his authority;

(v)                                 willful or intentional misconduct; gross negligence; or dishonest, fraudulent, or unethical behavior; or other conduct involving serious moral turpitude, by Executive in the performance of his duties under this Agreement; or

(vi)                              failure or refusal by Executive to materially comply (to the best of his ability) with a specific direction of the Chief Executive Officer, provided that to the extent such refusal or failure is susceptible to cure, it is not fully, completely, and permanently cured to the best of Executive’s ability within fifteen (15) business days after the delivery of written notice by Company to Executive.

The term “Good Reason” means the occurrence of any one of the following:

(i)                                     demotion of Executive by the Company to a lesser position (including a material diminution in the status of Executive’s responsibilities, authorities, powers or duties taken as a whole) or assignment of Executive to any duties materially inconsistent with the status and responsibilities of that position,

(ii)                                  material breach of any provision of this Agreement by the Company and the Company’s failure to cure such breach within fifteen (15) business days of receipt of written notice from Executive specifying in reasonable detail the nature of the breach, or

(iii)                               decrease in Base Salary (unless such decrease is applied on a proportionally equal basis to all executive officers of the Company that directly report to the Chief Executive Officer) (an “Applicable Decrease”), but only if Executive terminates his employment with the Company as a result of an Applicable Decrease within ten (10) business days of the effective date of the Applicable Decrease.  For clarification purposes, should the Executive fail to terminate his employment with the Company within ten (10) business days of the effective date of an Applicable Decrease, such termination shall not constitute termination of employment by Executive for Good Reason under this provision.

B.                                     Termination for Cause or Termination by Executive other than for Good Reason.  If the Company terminates Executive’s employment for Cause, the Company shall pay to Executive immediately after the date of termination an amount equal to the sum of Executive’s Base Salary, that he accrued up to the termination date.  The respective provisions of any employee benefit plans or perquisite programs in which Executive participates shall control whether Executive shall be entitled to, and shall further benefit under, such plans or programs, but in no event shall Executive receive or accrue such benefits beyond the date of termination.  Other than these amounts, Company shall be fully relieved of all obligations under this Agreement and shall not owe Executive any additional sums, benefits, or rights.  If Executive terminates this Agreement or his employment hereunder, for other than Good Reason, at any time, then such termination shall be treated as a termination by Company for Cause.

C.                                     Termination for Death or Disability.  If Executive’s employment terminates due to his death or Disability, then the Company shall pay to Executive or his beneficiaries, as the case may be, immediately after the date of termination an amount which is equal to the sum of Executive’s base salary and bonus that he accrued up to the termination date.  Without limiting the above, and in the event of his termination for Disability, Executive shall commence or continue participation in such applicable benefit plans and programs in accordance with the terms of such benefit plans and programs available to other senior executives of the Company whose employment with the Company has terminated for Disability.

D.                                    Termination Without Cause or Termination by the Executive for Good Reason.  In the event that Company terminates this Agreement, and the employment of Executive hereunder, without Cause, or Executive terminates his employment for Good Reason, then Executive shall receive the following:

(1)                                  Executive’s accrued Base Salary up to the date of termination;

(2)                                  Executive shall be paid any benefits to which he would be entitled pursuant to the terms of the Company’s employee benefit plans and perquisite programs in accordance with the terms of such employee benefit plans and perquisite programs; and

(3)                                  an amount equal to Executive’s Base Salary for a period equal to twelve (12) months payable in installments similar to the normal payroll practices of the Company, reduced by any amount payable to Executive under any severance plan or other severance arrangement maintained by the Company; provided, if any amounts paid under this Section V.D.3 are considered deferred compensation for the purposes of Internal Revenue Code

Section 409A, such amounts shall be paid to Executive in compliance with Internal Revenue Code Section 409A.

E.                                      Release.  As a condition precedent to receiving any benefits and/or payments beyond the date of termination that are not otherwise statutorily required, Executive shall provide the Company with a written general release which releases the Company and its affiliates from both known and unknown claims and in which Executive agrees not to disparage the Company or its affiliates.  Such agreement shall be in a format and wording agreeable to the Company.

F.                                      Stock Option Plan.  Executive’s rights to stock options in the event of termination are governed pursuant to the terms of the Zebra Technologies 1997 Stock Option Plan, and pursuant to the terms of Executive’s separate written Stock Option Agreements.

VI.                                Restrictive Covenants

A.                                   Confidentiality.

(1)                                  Confidential Information.  Executive understands that the Company possesses and will possess Confidential Information which is important to its business.  The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and that the Company diligently maintains the secrecy and confidentiality of its Confidential Information.  For purposes of this Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons.  “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (i) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(2)                                  Company Materials.  Executive understands that the Company possesses or will possess “Company Materials” which are important to its business.  For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by Executive or by others.

(3)                                  Treatment of Confidential Information and Company Property.  In consideration of Executive’s employment by the Company, the compensation received by Executive from the Company, and the Company’s agreement to give Executive access to certain Confidential Information, Executive agrees as follows:

(a)                                  All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Company.  At all times, both during Executive’s employment by the Company and after its termination for any reason, Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing Executive’s duties to the Company.

(b)                                 All Company Materials will be the sole property of the Company. Executive agrees that during Executive’s employment by the Company, Executive will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Executive is required to do so in connection with performing the duties of his employment. Executive further agrees that, immediately upon the termination of Executive’s employment by Executive or by the Company for any reason, or during Executive’s employment if so requested by the Company, Executive will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only Executive’s copy of this Agreement.

B.                                     Noncompetition and Nonsolicitation.  While employed by the Company and for a period of twelve (12) consecutive months following the date of termination of employment, Executive will not directly or indirectly:

(1)                                  Contact, solicit, interfere with or divert any of the Company’s customers;

(2)                                  Accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s customers, or that may result in the disclosure, divulging or otherwise use of Confidential Information acquired during Executive’s employment with the Company; and

(3)                                  Solicit any person who is employed by the Company for the purpose of encouraging that employee to join Executive as a partner, agent, employee or otherwise in any business activity which is competitive with the Company.

C.                                     Nondisparagement.  While employed by the Company and indefinitely thereafter, Executive shall refrain from (1) making any false statement about the Company, and

(2) all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of its subsidiaries, affiliates, or parents or any of their officers, directors, employees, stockholders, or other agents or that could have a deleterious effect upon the Company’s or any of its subsidiaries’, affiliates’, or parents’ business, provided, however, that nothing contained in this Section VI(C) or any other section of this Agreement shall preclude Executive from making any statement in good faith that is required by law or order of any court, regulatory commission, or authorized arbitrator under Section VII (J).

D.                                    Forfeitures.  In the event that Executive breaches any of the restrictions in this Section VI, he shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Section V, and the Company shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement.

E.                                      Agreement is Confidential.  Executive agrees that he will not at any time (whether before or after the termination of his employment with the Company) disclose to anyone the terms of this Agreement except as required by law, provided that Executive shall give immediate written notice at least twenty-one (21) days before any such disclosure of any such legal request for disclosure to a third party to this Agreement.  Notwithstanding the foregoing, Executive may disclose the terms of this Agreement to the extent necessary to his spouse or business, financial, and/or legal advisors; provided that Executive first obtains written agreement from his spouse or business, financial, and/or legal advisors to comply with and assume as their own the terms of this Section VI(E).  Nothing contained in this Agreement is intended to limit the Company’s ability to disclose this Agreement as required by law.

F.                                      Intellectual Property.  The Company has adopted a policy on Inventions intended to encourage research and inventions by Company Executives, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, and the generation of royalties, if any, and to provide a uniform procedure in patent matters when the Company has a right or equity. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during the term of Executive’s employment, including during any period prior to the date of this Agreement.

(1)                                  Ownership and Assignment.  Except as defined in this Agreement, all Inventions which Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment will be the sole property of the Company to the maximum extent permitted by law.  Executive agrees to assign such Inventions and all Rights in them to the Company.  Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies.  Further, Executive may petition the Company for license to make, market or sell a particular Invention.  The Company may release patent rights to the inventor in those circumstances when:

(a)                                  the Company elects not to file a patent application and the inventor is prepared to do so at his expense, or

(b)                                 the equity of the situation indicates at the Company’s discretion that such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving Company support or facilities, and provided further that a shop right is granted to the Company and, at the Company’s discretion, the Company shall have a royalty-free, assignable license to the Invention and any intellectual property rights related to it.

The provisions of Section VI.F.(1)(a) do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (1) to the business of the employer, or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

(2)                                  Disclosure to the Company.  Executive promptly will disclose in writing to his immediate supervisor, with a copy to the General Counsel of the Company, or to any persons designated by the Company, all Inventions.  Executive also will disclose to the General Counsel of the Company all things that would be Inventions if made during the term of Executive’s employment, conceived, reduced to practice, or developed by Executive within six months after the termination of his employment with the Company, unless Executive can demonstrate that the Invention has been conceived and first reduced to practice by Executive following the termination of his employment with the Company.  Such disclosures will be received by the Company in confidence (to the extent they are not assigned in this Section and do not extend the assignment made in this Section.) Executive will not disclose Inventions to any person outside the Company unless requested to do so by management personnel of the Company.

(3)                                  Assistance with Rights.  Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive agrees to execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Company or by such other parties designated by the Company as may be appropriate under the circumstances. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

(4)                                  Moral Rights.  Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive will confirm any such waivers and consents from time to time as requested by the Company.

G.                                     Injunction.  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section VI, and that it would be impossible for the Company to measure damages in the event of such a breach.  Therefore, Executive agrees that, in addition to other rights and remedies that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Section VI, and Executive hereby waives any requirement that the Company post any bond in connection with any such injunction.  Executive further agrees that injunctive relief is reasonable and necessary to protect a legitimate, protectible interest of the Company.

H.                                    No Breach of Existing Agreement.  Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to his employment by the Company. Executive has not entered into, and agrees he will not enter into, any agreement either written or oral in conflict herewith or in conflict with Executive’s employment with the Company.

VII.                            Miscellaneous

A.                                   Successors and Assigns.  This Agreement shall be assigned or transferred to, and under such circumstance, shall be binding upon and shall inure to the benefit of, any successor, or subsidiary of the Company, and any such successor or subsidiary shall be deemed substituted for all purposes for the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.  Executive acknowledges that the Company or its parent has the right to sell, assign, or otherwise transfer any portion, substantially all or all of the capital stock or assets of the Company and that any such sale, assignment, or transfer shall not be deemed to be a termination of the employment of Executive.  Executive acknowledges that the services to be rendered by him pursuant to this Agreement are unique and personal, and Executive therefore may not assign any obligations or responsibilities he has under his Agreement.

B.                                     Tax Liability.  The Company may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

C.                                     Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

D.                                    Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

E.                                      Notices.  All notices hereunder shall be in writing and delivered by hand, by a nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Vice President, General Counsel and Corporate Secretary

Zebra Technologies Corporation

333 Corporate Woods Parkway

Vernon Hills, IL 60061

Either party may from time to time designate a new address by notice given in accordance with this Section VII(E).  Notice shall be effective when actually received by the addressee.

F.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

G.                                     Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to any severance payments and with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise, except for the Stock Option Agreement to be entered into by Executive and the Company.

H.                                    Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

I.                                         Choice of Forum.  The Company is based in Illinois, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Illinois.  Accordingly, the parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Illinois.  Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in Executive’s forum state, in Illinois, or in such other state where Executive is subject to personal jurisdiction.  Accordingly, the parties agree that the Company can pursue any claim against

Executive in any forum in which Executive is subject to personal jurisdiction.  Executive specifically consents to personal jurisdiction in Illinois.

J.                                        Mandatory Arbitration.  Executive and Company agree that all claims or disputes arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of such employment, and any and all other claims or disputes that Executive might have against the Company, any Company director, officer, employee, agent, or representative, and any and all claims or disputes that the Company might have against Executive shall be resolved under the Employment Rules of the American Arbitration Association.  Any arbitration proceeding pursuant to this Section VII (J) shall be conducted in Illinois or such other location to which the parties may mutually agree.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and each party agrees to accept such decision as final and binding.  Except as necessary in court proceedings, neither Executive nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  Notwithstanding the foregoing, the Company may in its discretion seek injunctive or other equitable relief, pending resolution of arbitration, in any court of competent jurisdiction for Executive’s violation of any of the provisions of Section VI of this Agreement.  By agreeing to arbitration, the parties hereby and expressly waive their rights to trial by a jury of their peers.

K.                                    Headings.  The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

L.                                      Voluntary Agreement.  Executive acknowledges that he has been advised by the Company to consult with a legal advisor of his choice in terms of signing this Agreement, and that Executive hereby enters into this Agreement voluntarily and with full knowledge of its terms.

M.                                 Contingency.  This Agreement, and Executive’s employment with the Company, is contingent upon Executive’s successful completion of the referencing process, a background check and a drug screening.  Should the referencing process, background check or drug screening reveal information that provides a reasonable basis for the Company to question Executive’s fitness to serve as an officer of the Company, then this Agreement is void and of no

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effect, Executive will not be employed by the Company, and Executive shall not be entitled to any compensation, benefits, or other form of payment from the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of May 9, 2005 (the “Effective Date”).

ZEBRA TECHNOLOGIES		EXECUTIVE
CORPORATION

By:	/s/ Charles R. Whitchurch	/s/ Bruce Ralph
	Charles R. Whitchurch, CFO	Bruce Ralph

	April 13, 2005	April 10, 2005
	Date	Date